Exhibit 10.1
AMENDMENT NO. 2 TO REVENUE INTEREST PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment”) is entered into by and among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), Eiger Partners II LP (“Purchaser”) and Eiger III SA LLC, as collateral agent and administrative agent for the Purchasers (“Purchaser Agent”), effective as of April 26, 2021 (the “Second Amendment Effective Date”).

Reference is hereby made to the Revenue Interest Purchase Agreement by and among the Company, the Purchasers (as defined therein) and the Purchaser Agent, dated effective as of June 26, 2019 (as amended by the Amendment No. 1, dated as of November 9, 2020 and as may be further amended, restated, supplemented or other modified from time to time, the “RIPA”). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the RIPA. The Company, Purchaser and Purchaser Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to amend the RIPA pursuant to Section 8.08 thereof, to amend the conditions precedent to the Third Payment and, in connection with the DS ROW Agreement (as defined below), amend inter alia certain terms of the Applicable Percentages, Put/Call Price and Revenue Interest Period, all as more fully set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto intending to be legally bound do hereby agree as follows:

1.Amendments. Subject to Section 2 of this Amendment, the Parties hereto agrees to the following amendments to the RIPA:

1.1    Each of following defined terms in Section 1.01 of the RIPA is hereby amended as follows:

1.1.1     “Applicable Percentage” is hereby amended to read in its entirety as follows:

“Applicable Percentage” means the percentage based on the applicable portion of Annual Net Sales for any calendar year as set forth in the chart below:

Tier	Annual Net Sales	Applicable Percentage	Third Payment Applicable Percentage
1	Portion of Annual Net Sales for such calendar year less than or equal to $250,000,000	7.5%	10%
2	Portion of Annual Net Sales for such calendar year exceeding $250,000,000	2.5%	3.33%

provided that:

(A) subject to clauses (B) and (C) below, commencing with Net Sales for the second calendar quarter of 2021, the Applicable Percentage shall be equal to the “Third Payment Applicable Percentage”;

(B) (i) if the Purchasers have received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than the Cumulative Purchaser Payments on or prior to December 31, 2024, the Applicable Percentages for Tier 1 shall decrease to 3.33% for all subsequent calendar years beginning on January 1, 2025, and (ii) if the Purchasers have not received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than the Cumulative Purchaser Payments on or prior to December 31, 2024, the Applicable Percentages for Tier 1 and Tier 2 shall be increased for all subsequent calendar years beginning on January 1, 2025 to a single defined rate (with no separate Tiers) that would have provided the Purchasers with an amount equal to the Cumulative Purchaser Payments based on Annual Net Sales from the Effective Date through December 31, 2024 had such rate applied to Tier 1 from and after the Effective Date through December 31, 2024; and

(C) Notwithstanding the foregoing and solely for Annual Net Sales for the calendar years ending on or prior to December 31, 2024, (i) with respect to any country in the DS ROW Territory, to the extent the DS ROW Agreement is in effect for such country, the Applicable Percentage for Annual Net Sales by DS Licensees in such country shall be equal to the lesser of the Third Payment Applicable Percentage and the Company Receivable Percentage applicable to such country, and (ii) the Third Payment Applicable Percentage for Tier 2 shall be 10% until such time as aggregate Revenue Interest Payments in respect of such calendar year equal $25,000,000.

1.1.2    “Covered Territory” is hereby amended to read in its entirety as follows:

“Covered Territory” means the United States; provided that, the definition of Covered Territory, solely for purposes of the definition of Annual Net Sales, shall be expanded to include the whole world for all calendar years beginning on or after January 1, 2022.

1.1.3    “Put/Call Price” is hereby amended to read in its entirety as follows:

“Put/Call Price” means, as of any date of determination:

(a) in case of an exercise of the Put Option by the Required Purchasers (other than in connection with a Change of Control) on or prior to the first anniversary of the First Purchaser Payment Date, an amount equal to 120.0% of the Cumulative Purchaser Payments; and

(b) in all other cases,

(i) on or prior to the third anniversary of the First Purchaser Payment Date, an amount equal to 200.0% of the Cumulative Purchaser Payments; and

(ii) after the third anniversary of the First Purchaser Payment Date, an amount equal to 225.0% of the Cumulative Purchaser Payments;

minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchasers prior to such date; provided that the Put/Call Price shall not be less than zero.

For the avoidance of doubt, the Put/Call Price shall be calculated as of the date of the payment of the Put/Call Price.

1.1.4    “Revenue Interest Period” is hereby amended to read in its entirety as follows:

“Revenue Interest Period” means the period from and including the First Purchaser Payment Date through and including the date on which the Purchasers have received Revenue Interest Payments of 225.0% of the Cumulative Purchaser Payments, unless earlier terminated upon (i) the Purchasers’ exercise, or deemed automatic exercise, of the Put Option in accordance with Section 5.07(a) or (ii) the Company’s exercise of the Call Option in accordance with Section 5.07(b), in each case upon the indefeasible payment of the Put/Call Price.

1.1.5     “Third Purchaser Payment Date” is hereby amended to read in its entirety as follows:

“Third Purchaser Payment Date” means the date that is fifteen (15) Business Days following the Second Amendment Effective Date.

1.2    For purposes of this Amendment, the following defined term is added to the RIPA:

1.2.1    “Company Receivable Percentage” means with respect to a country in the DS ROW Territory, such percentage of Net Sales that Company is entitled to receive with respect to such country pursuant to the DS ROW Agreement.

1.2.2    “DS Licensees” means the Licensees under the DS ROWAgreement, including, for avoidance of doubt, Daiichi Sankyo Company, Limited.

1.2.3    “DS ROW Agreement” means that certain License and Collaboration Agreement by and between Daiichi Sankyo Company, Limited and the Company, dated on or about the date hereof.

1.2.4    “DS ROW Territory” means (a) South Korea, Taiwan, Hong Kong, Thailand, Vietnam, Brazil, Macao, Cambodia and Myanmar, (b) as of the Latin American Option Exercise Date and continuing until the expiration or earlier termination of the Latin American Sublicense, the Latin American Option Territory, and (c) as of the Middle East Option Exercise Date and continuing until the expiration or earlier termination of the Middle East Sublicense, the Middle East Option Territory (with each term in clauses (b) and (c) having the meaning ascribed to such term in the DS ROW Agreement).

1.3    Section 2.03(b)(iv) of the RIPA is hereby amended to read in its entirety as follows:

(iv)    Conditions Precedent to the Third Payment.

(A)    The Second Payment shall have occurred;

(B)     The Third Payment shall occur on the Third Purchaser Payment Date; and

(C)    Reserved. (D)    Reserved.

(E)     The Company shall have delivered to the Purchaser Agent, an officer’s certificate certifying as to the conditions in Section 2.03(b)(v)(A) and (B).

1.4    Section 2.03(b)(v)(D) of the RIPA is hereby amended to read in its entirety as follows:

(D)    With respect to the Second Payment, the Company shall have provided to the Purchaser Agent at least fifteen (15) Business Days’ (or such shorter period as agreed in writing by Purchaser Agent) advance written notice of the Second Purchaser Payment Date.

2.    Representations and Agreements regarding the DS ROW Agreement.

2.1    The Company hereby represents and warrants to the Purchaser Agent and the Purchasers, as of the Second Amendment Effective Date, the following:

2.1.1    The DS ROW Agreement is a Permitted License as defined in the RIPA and such agreement (including any transaction contemplated thereunder) complies or will comply, as applicable, with each requirement set forth in such definition, in each case, after giving effect to this Amendment;

2.1.2    The Company has all necessary power and authority to enter into, execute and deliver this Amendment and to perform all of the obligations to be performed by it under this Amendment and to consummate the transactions contemplated hereunder. This Amendment has been duly authorized, executed and delivered by the Company, and the Amendment constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles;

2.1.3    The execution and delivery by the Company of the Amendment, and the performance by the Company of its obligations hereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for any filings with the SEC; and

2.1.4    All information heretofore furnished to the Purchaser Agent or any Purchaser by or on behalf of the Company for purposes of or in connection with this Amendment or any transaction contemplated hereby, after giving effect to all supplements thereto made prior to the Second Amendment Effective Date, is or will be, true, complete and correct in every material respect; provided that projections and other forward looking information are based on reasonable estimates on the date as of which such information is stated or certified (it being understood that forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized).

2.2    For the avoidance of doubt, the Parties hereto agree that, for any and all purposes of the RIPA, the DS ROW Agreement shall constitute a Material Contract related to an Included Product and be subject to the covenants applying to such Material Contract, including, without limitation, Section 5.03(c) of the RIPA.

3.    Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the following conditions:

3.1    The Purchaser Agent shall have received this Amendment, duly executed by the Company, the Purchaser Agent and all of the Purchasers as required by Section 8.08 of the RIPA;

3.2    The Purchaser Agent shall have received short-form security agreements in respect of the Product Intellectual Property, including those acquired by the Company since the Effective Date;

3.3    (i) The Purchaser Agent shall have received a full and complete copy of the fully executed DS ROW Agreement;

3.4    Except as set forth in the Schedules attached hereto, each of the representations and warranties in Article III of the RIPA and Section 2.1 hereof shall be true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

3.5    No Put Option Event or material breach or default under any of the Transaction Documents shall have occurred and be continuing, immediately prior to and after giving effect to this Amendment and the DS ROW Agreement.

4.    General.

4.1    The Company, hereby (i) acknowledges and agrees that all of its obligations under the RIPA and each other Transaction Document and under any other document or instrument executed and delivered or furnished in connection with such Transaction Documents are reaffirmed and remain in full force and effect on a continuous basis, including, for the avoidance of doubt, after giving effect to this Amendment, (ii) acknowledges, agrees and reaffirms that each Lien granted by it to Purchaser Agent under the Transaction Documents for the ratable benefit of the Purchasers is and shall remain in full force and effect after giving effect to this Amendment and (iii) agrees that the Obligations secured by the Security Agreement and each other Transaction Document to which it is a party shall include all Obligations arising after giving effect to this Amendment.

4.2    (i) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Purchasers or the Purchaser Agent under the

RIPA or any other documents executed in connection with the RIPA or constitute a waiver of any provision of the RIPA or any other document executed in connection therewith and (ii) this Amendment shall not by implication, course of dealing or otherwise limit, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements in the Transaction Documents, in each case, except to the extent limited, modified, amended or affected by this Amendment.

4.3    Except as expressly modified by this Amendment, the terms and provisions of the RIPA shall remain unchanged and in full force and effect in accordance with its terms. In the event of any inconsistencies between the provisions of this Amendment and the provisions of RIPA or any other Transaction Document, the provisions of this Amendment shall govern and prevail. For the avoidance of doubt, this Amendment is a Transaction Document.

4.4    This Amendment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

4.5    The provisions of Sections 8.02 (Notice), 8.07 (Entire Agreement), 8.08 (Amendments, No Waivers), 8.11 (Counterparts; Effectiveness), and 8.14(b) and (c) (Jurisdiction) of the RIPA are hereby incorporated by reference into this Amendment, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Effective Date.

Company:	ESPERION THERAPEUTICS, INC.

	By:	/s/ Richard B. Bartram
	Name:	Richard B. Bartram
	Title:	Chief Financial Officer

Purchaser:	EIGER PARTNERS II LP

By: Eigar II SA LLC, its general partner
	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

Purchaser Agent:	EIGER III SA LLC

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory